Exhibit (a)(1)(E)

[Form of Letter to Clients for user by Brokers, Dealers, Commercial Banks, Trust Companies and other Companies]

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificates

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

by

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for the Trust Number 1387, Ventura Capital Privado, S.A. de C.V.,
Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON SEPTEMBER 26, 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

August 23, 2013

To Our Clients:

Enclosed for your consideration is a U.S. Offer to Purchase, dated August 23, 2013 (the “U.S. Offer to Purchase”), and related ADS Letter of Transmittal (the “ADS Letter of Transmittal”) relating to the offer in the United States (the “U.S. Offer” or “U.S. Offer to Purchase”) by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, acting as Trustee for the Trust 1387 (the “Trust”), Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with the Trust, Ventura Capital and Javier, the “Purchasers”) for (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursatil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and, in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of  Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs. Each CPO represents three Shares.  Simultaneously with the U.S. Offer, the Purchasers are offering in Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Shares and CPOs on substantially the same terms as the Shares and ADSs in the U.S. Offer. All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

In the U.S. Offer, the Purchasers are offering to purchase all of the outstanding ADSs at a price of Ps. 20.30 per ADS, all of the outstanding Shares held by persons who are not Mexican residents at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents, at a price of Ps. 2.90 per CPO, in each case in cash, less any withholding taxes and without interest thereon.  The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Shares, CPOs, ADSs or any share or other dividend thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. The Purchasers will announce the Applicable Exchange Rate by a press release not later than 10:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Shares and CPOs, including U.S. holders.  If a U.S. holder would like to tender its Shares and CPOs in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York Mellon Corporation, as depositary for the ADSs, to convert their ADSs into Shares or CPOs and tender such Shares or CPOs in the Mexican Offer. Holders of Shares and CPOs will have to pay a fee of up to $5.00 for each 100 ADSs converted.  The purchase price for the Shares and CPOs tendered in the Mexican Offer will be paid in Mexican pesos. If a holder of Shares or CPOs chooses to tender into the Mexican Offer, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if such holder then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Securities, the Purchasers will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer. All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into Shares or CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

Notwithstanding any provision of the U.S. Offer, the obligation of the Purchasers to accept for payment or pay for any Securities validly tendered and not validly withdrawn prior to the expiration of the U.S. Offer will be subject to the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”): (i) no change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) all the representations and warranties of Maxcom under the Recapitalization Agreement shall be true and correct (disregarding any qualifications with respect to materiality or material adverse effect) in all material respects as of the date the Purchasers commence the Offers except (x) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a material adverse effect and (y) representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time; (iii) the Bankruptcy Court shall have entered a Confirmation Order confirming the Chapter 11 Plan, which order shall be (a) in form and substance acceptable to the Purchasers and (b) consistent in all respects with the Chapter 11 Plan and the description of the Step-Up Senior Notes as described further herein, and which order shall have become a Final Order, in accordance with the Recapitalization Agreement; (iv) the Recapitalization Agreement shall not have been terminated pursuant to Section 7.1 thereof ; (v) approximately 44% of the Securities will have been tendered into the Offers pursuant to the Agreements to Tender; and (vi) approvals from CNBV, COFECO and SCT, required to consummate the Offers shall (a) have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers or Maxcom, (b) have not been modified in any material way that would create a material adverse effect on the Offers or Maxcom and (c) have not been revoked. We will extend the U.S. Offer in increments of at least five business days so that the Expiration Date allows for the settlement date of the U.S. Offer to precede the effective date of the Chapter 11 Plan by at least four business days.

THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  IF YOU WISH TO TENDER SUCH ADSs IN THE U.S. OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER.  NONE OF THE ADSs HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE SUCH WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) ON THE INSTRUCTION FORM SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE ADSs HELD BY US FOR YOUR ACCOUNT.  A TENDER OF THE ADSs MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD OF THE ADSs, PURSUANT TO YOUR INSTRUCTIONS.

If you beneficially own ADSs but prefer to tender the underlying Shares or CPOs, please instruct us to convert your ADSs into Shares or CPOs.  We will, on your behalf, contact The Bank of New York, as depositary, to convert your ADSs into Shares or CPOs and tender such Shares or CPOs in the Mexican Offer, in accordance with the terms of the Mexican Offer and your instruction.  However, you will have to pay a fee of up to $5.00 for each 100 ADSs converted.  If you choose to convert your ADSs into Shares or CPOs and tender into the Mexican Offer you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert your Mexican pesos into U.S. dollars or any other currency.  If you are not a Mexican resident, you can tender Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican residents can tender Shares or CPOs held by them only in the Mexican Offer.  The conditions to the Mexican Offer are substantially similar to those in the U.S. Offer.

Accordingly, we request your instructions as to whether you wish us to tender on your behalf the ADSs held by us for your account, pursuant to the terms and subject to the conditions set forth in the enclosed U.S. Offer to Purchase and ADS Letter of Transmittal, or convert the ADSs into Shares or CPOs.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the ADSs on your behalf in accordance with the provisions of the U.S. Offer.  THE U.S. OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME (11:00 P.M. MEXICO CITY TIME) ON SEPTEMBER 26, 2013 UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).  ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.